Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-144592 on Form S-8 of Burger King Holdings, Inc. of our report dated June 17, 2009, with respect to the statements of net assets available for benefits of the Burger King Savings Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule as of December 31, 2008, which report appears in the annual report on Form 11-K of the Burger King Savings Plan.
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
June 17, 2009

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